FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACT:
Geoff Grande
FD
(617) 747-1721

SKILLSOFT REPORTS SECOND QUARTER FISCAL 2010 RESULTS;
SKILLSOFT RAISES FULL YEAR FISCAL 2010 EPS TARGETS

•	SECOND QUARTER REVENUE OF $78.9 MILLION AND NET INCOME OF $17.2 MILLION

•	SECOND QUARTER DILUTED EPS OF $0.17

•	SECOND QUARTER ADJUSTED EBITDA OF $30.8 MILLION

•	REDUCED DEBT BY $10.3 MILLION IN THE SECOND QUARTER AND REPURCHASED 1.3 MILLION SHARES FOR $10.5 MILLION

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $71.7 MILLION

NASHUA, NH, August 20, 2009 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its second quarter of fiscal 2010.

FISCAL 2010 SECOND QUARTER RESULTS

The Company reported total revenue of $78.9 million for its second quarter ended July 31, 2009 of its fiscal year ending January 31, 2010 (fiscal 2010), which represented a 5% decrease over the $83.3 million reported in its second quarter of the fiscal year ended January 31, 2009 (fiscal 2009).  Revenue for the second quarter of fiscal 2010 was negatively impacted by approximately $3.6 million due to the change in foreign exchange rates during the second quarter as compared to the foreign exchange rates during the second quarter of fiscal 2009.  The Company’s deferred revenue balance at July 31, 2009 was approximately $155.2 million as compared to approximately $166.6 million at July 31, 2008.  Approximately $6.4 million of the $11.4 million decrease in deferred revenue is due to the change in foreign exchange rates at July 31, 2009 as compared to foreign exchanges rates at July 31, 2008.

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $17.2 million, or $0.18 per basic share and $0.17 per diluted share for the second quarter of fiscal 2010, as compared to net income of $12.9 million, or $0.12 per basic and diluted share, for the second quarter of fiscal 2009.

Positive changes in foreign exchange rates during the second quarter of fiscal 2010 as compared to the rates on April 30, 2009 increased second quarter revenue and net income by approximately $1.4 million and $0.1 million, respectively, as compared to what they would have been had the exchange rates remained at April 30, 2009 levels (which were the rates used by the Company in developing the second quarter revenue and net income guidance set forth in its May 21, 2009 press release).

“We continue to focus on managing our cost structure to ensure meeting our EPS, cash flow and adjusted EBITDA  targets and are pleased that our fiscal 2010 second quarter results  exceeded the EPS range we targeted in May 2009,” said Chuck Moran, President and Chief Executive Officer.  “While continuing to work hard through these challenging economic times, we currently don’t see signs of an improving customer environment, but also we don’t see the customer environment further deteriorating, which enables us to manage pro-actively rather than reactively within current business conditions,” commented Moran.

Gross margin increased to 90% for the Company’s fiscal 2010 second quarter as compared to 86% for the fiscal 2009 second quarter.  The increase in gross margin for the fiscal 2010 second quarter includes a reduction in amortization of intangible assets related to acquired technology and capitalized software development costs of 2% of revenue, or $1.7 million. Gross margin was further improved due to cost reductions related to personnel and consulting expenses as well as a shift in product mix away from royalty-bearing products.

Research and development expenses decreased to $9.7 million in the fiscal 2010 second quarter from $12.5 million in the fiscal 2009 second quarter. This decrease was primarily due to cost reductions related to personnel as well as expenses related to outside service contractors and outsource partners.  Research and development expenses were 12% of revenue for the fiscal 2010 second quarter as compared to 15% for the fiscal 2009 second quarter.

Sales and marketing expenses decreased to $24.4 million in the fiscal 2010 second quarter from $26.1 million in the fiscal 2009 second quarter.  Approximately $1.2 million of this decrease was due to the impact of foreign exchange rates during the second quarter of fiscal 2010 as compared to the second quarter of fiscal 2009.  Sales and marketing expenses were further affected by a net reduction in sales compensation and sales incentive expenses as well as a lower number of non-field sales personnel.  These factors were partially offset by expenses related to a major customer event held in the prior year’s first fiscal quarter that was a second quarter event in fiscal 2010.  Sales and marketing expenses were 31% of revenue for the second quarter of both fiscal 2010 and fiscal 2009.

General and administrative expenses remained constant at $9.4 million for the fiscal 2010 second quarter compared to the fiscal 2009 second quarter.  An increase in executive bonus expense in the second quarter of fiscal 2010 was offset by reductions in professional fees related to the Company’s business realignment strategy which was substantially completed in fiscal 2009, and reductions in insurance premiums, banking service fees, and outside contractor expenses.  General and administrative expenses were 12% of revenue for the fiscal 2010 second quarter as compared to 11% for the fiscal 2009 second quarter.

The Company’s interest income decreased to $0.1 million in the fiscal 2010 second quarter from $0.6 million in the fiscal 2009 second quarter.  The decrease in interest income was primarily due to a decline in interest rates and a reduction in interest bearing investments.  The Company’s interest expense decreased to $2.0 million for the fiscal 2010 second quarter as compared to $3.7 million for the fiscal 2009 second quarter.  This decrease was primarily due to principal payments made to reduce the Company’s outstanding debt.

The Company’s effective tax rate from continuing operations was 24.2% for the six month period ended July 31, 2009 and consisted of a cash tax provision of approximately $4.9 million (10.2%) and a non-cash tax provision of approximately $6.6 million (14.0%).    This compares to a 38.7% effective tax rate for the six month period ended July 31, 2008, which consisted of a cash tax provision of approximately $2.0 million (6.7%) and a non-cash tax provision of approximately $9.4 million (32.0%).  The decrease in the current year effective tax rate is primarily due to the geographic distribution of worldwide earnings as a result of the business re-alignment that took effect at the beginning of fiscal 2010.

An important leverage covenant included in the Company’s credit facility is adjusted EBITDA.  Adjusted EBITDA for the fiscal 2010 second quarter was $30.8 million as compared to $28.8 million for the fiscal 2009 second quarter.  Adjusted EBITDA for the fiscal 2010 second quarter is calculated by taking net income ($17.2 million) and adding back depreciation and amortization ($1.3 million), amortization of intangible assets and capitalized software development costs ($2.2 million), stock-based compensation ($1.6 million), interest expense ($2.0 million), provision for income taxes ($6.0 million), and other expense net of interest income ($0.5 million).  At July 31, 2009, SkillSoft’s trailing 12 month debt to adjusted EBITDA ratio was approximately 0.8.

SkillSoft had approximately $71.7 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of July 31, 2009 as compared to $42.7 million as of January 31, 2009.  This increase is primarily due to cash provided by operations of $74.8 million.  The increase was partially offset by principal payments on long term debt of $28.6 million, payments of $19.9 million to repurchase shares and purchases of property and equipment of $1.4 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2010 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 4 days in the fiscal 2010 second quarter as compared to 15 days in the year ago period and 6 days in the first quarter of fiscal 2010.  On a gross basis, which considers all items billed as receivables, DSOs were 71 days in the fiscal 2010 second quarter as compared to 89 days in the year ago quarter and 77 days in the first quarter of fiscal 2010.  The decrease in gross and net basis DSOs is due to improvements in customer collection efforts.

FISCAL 2010 AND FISCAL 2010 THIRD QUARTER OUTLOOK

As a result  of reported revenues for the fiscal 2010 second quarter, the Company now anticipates annual revenues to be in the range of $307 million to $310 million as compared to the annual revenue range of $300 million to $310 million as set forth in its press release issued on May 21, 2009.  Additionally, in the second half of fiscal 2010, the Company intends to invest additional funds to expand its content build plan for the remainder of fiscal 2010 and now expects research and development expenses to be in the annual range of $40.5 million to $42.5 million as compared to the $38.0 to $41.0 million outlook set forth in its press release on March 16, 2009.  Additionally the Company anticipates that its provision for income taxes will be approximately 23% to 25% of pre-tax net income as compared to approximately 24% to 27% of pre-tax net income as set forth in its press release issued on May 21, 2009.  The non-cash tax provision is expected to be approximately 13% to 15% of pre-tax net income as compared to 16% to 18% of pre-tax net income as set forth in its press release issued on May 21, 2009.  The revised tax provision outlook is due to a shift in the expected geographic distribution of worldwide earnings in the forecast as well as the revised annual pre-tax income guidance.  The Company now anticipates its adjusted net income for fiscal 2010 will be between $58.0 million and $61.0 million, or $0.59 to $0.62 per basic and diluted share as compared to the $55.0 million to $58.0 million, or $0.55 to $0.58 per basic and diluted share, outlook set forth in its press release issued May 21, 2009.  Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses.

For the third quarter of fiscal 2010 ending October 31, 2009, the Company currently anticipates revenue to be in the range of $76.0 to $77.5 million.  The Company also currently anticipates adjusted net income for the fiscal 2010 third quarter to be between $12.0 million and $14.0 million, or $0.12 to $0.14 per basic and diluted share.

As a result of reported adjusted EBITDA for the first half of fiscal 2010 ending July 31, 2009, the Company now anticipates the adjusted EBITDA range for fiscal 2010 to be $105.0 million to $110.0 million as compared to the adjusted EBITDA outlook of $100 million to $105 million set forth in its press release issued on May 21, 2009.  The adjusted EBITDA range for fiscal 2010 is calculated by taking expected net income ($58.0 - $61.0 million) and adding back depreciation and amortization ($4.5 – $5.5 million), amortization of intangible assets and capitalized software development costs ($8.0 – $8.5 million), stock-based compensation ($6.0 - $7.0 million), interest expense ($7.2 – $7.8 million), provision for income taxes ($18.0 - $20.0 million), and other expense net of interest income ($1.0 million).

The earnings outlook for fiscal 2010 and the third quarter of fiscal 2010 does not take into account the potential positive or negative impact from changes in foreign exchange rates after July 31, 2009, the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from a future acquisition transaction.  The outlook also does not take into account the effect of a public offering or other financing arrangement, SkillSoft’s share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with the release, management will conduct a conference call on Thursday, August 20, 2009 at 5:00 p.m. EDT to discuss the Company’s fiscal 2010 second quarter financial and operating results and financial outlook.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, interested parties can dial 800-322-9079 or 973-582-2717 and use the following passcode: 25442809. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EDT on August 21, 2009, until 11:59 p.m. EDT on August 27, 2009. The replay number is 800-642-9291, passcode: 25442809. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

About SkillSoft

SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.  Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Risk Factors" in SkillSoft's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2009 as filed with the Securities and Exchange Commission.  The forward-looking statements provided by the Company in this press release represent the Company's views as of August 20, 2009.  The Company anticipates that subsequent events and developments may cause the Company's views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

###

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

Revenues	$78,926	$83,332	$155,365	$164,975
Cost of revenues (1)	7,524	9,830	14,997	18,639
Cost of revenues - amortization of intangible assets	32	1,740	64	3,480

Gross profit	71,370	71,762	140,304	142,856

Operating expenses:
Research and development (1)	9,706	12,519	18,704	25,998
Selling and marketing (1)	24,387	26,099	46,798	55,798
General and administrative (1)	9,400	9,433	17,157	18,324
Amortization of intangible assets	2,117	2,741	4,572	5,737
Merger and integration related expenses	-	240	-	761
Restructuring	4	-	56	-
Restatement - SEC investigation	-	(13)	-	49

Total operating expenses	45,614	51,019	87,287	106,667

Other (expense) income, net	(605)	6	(1,223)	(397)
Interest income	68	575	138	1,192
Interest expense	(2,032)	(3,664)	(4,477)	(7,650)

Income before provision for income taxes from continuing operations	23,187	17,660	47,455	29,334

Provision for income taxes - cash	2,658	1,024	4,859	1,965
Provision for income taxes - non-cash	3,358	5,821	6,646	9,387

Income from continuing operations	17,171	10,815	35,950	17,982

Income from discontinued operations net of income tax expense of $1.4 million and $1.3 million for the three and six months ended July 31, 2008	-	2,067	-	1,974

Net income	$17,171	$12,882	$35,950	$19,956

Net income, per share, basic - continuing operations	$0.18	$0.10	$0.37	$0.17
Net income, per share, basic - discontinued operations	$-	$0.02	$-	$0.02
	$0.18	$0.12	$0.37	$0.19

Basic weighted average common shares outstanding	96,395,118	104,877,548	97,056,558	105,081,727

Net income, per share, diluted - continuing operations	$0.17	$0.10	$0.36	$0.16
Net income, per share, diluted - discontinued operations	$-	$0.02	$-	$0.02
	$0.17	$0.12	$0.36	$0.18

Diluted weighted average common shares outstanding	98,381,904	108,712,224	98,622,364	109,231,394

(1)	The following summarizes the departmental allocation of the stock-based compensation

	Cost of revenues	$28	$67	$49	$111
	Research and development	247	231	516	468
	Selling and marketing	604	444	1,239	1,022
	General and administrative	711	736	1,407	1,481
		$1,590	$1,478	$3,211	$3,082

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	July 31, 2009	January 31, 2009

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$67,775	$38,952
Restricted cash	3,907	3,790
Accounts receivable, net	62,930	146,362
Deferred tax assets	31,976	26,444
Prepaid expenses and other current assets	15,897	18,286

Total current assets	182,485	233,834

Property and equipment, net	6,522	7,661
Goodwill	238,550	238,550
Intangible assets, net	8,836	13,472
Deferred tax assets	61,862	78,223
Other assets	7,809	3,360

Total assets	$506,064	$575,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$968	$1,253
Accounts payable	1,636	5,648
Accrued expenses	26,280	37,273
Deferred revenue	155,245	201,518

Total current liabilities	184,129	245,692

Long term debt	93,856	122,131
Other long term liabilities	3,168	3,221
Total long-term liabilities	97,024	125,352

Total stockholders' equity	224,911	204,056

Total liabilities and stockholders' equity	$506,064	$575,100

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Six Months Ended
	July 31,
	2009	2008

Cash flows from operating activities:

Net income	$35,950	$19,956
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	3,211	3,082
Depreciation and amortization	2,598	2,862
Amortization of intangible assets	4,636	9,217
Recovery of bad debts	529	48
Provision for income taxes - non-cash	6,646	9,386
Gain on sale of discontinued operations	-	(3,386)
Non-cash interest expense	576	636
Tax benefit related to exercise of non-qualified stock options	(22)	(673)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	85,900	88,805
Prepaid expenses and other current assets	2,769	(965)
Accounts payable	(4,039)	1,091
Accrued expenses (including long-term)	(12,005)	(17,400)
Deferred revenue	(51,980)	(52,959)

Net cash provided by operating activities	74,769	59,700

Cash flows from investing activities:

Purchases of property and equipment	(1,432)	(2,687)
Cash paid for business acquisitions	-	(250)
Purchases of investments	(5,512)	(9,745)
Maturity of investments	2,350	15,237
(Increase) decrease in restricted cash	(117)	5
Cash received from sale of discontinued operations	-	6,903

Net cash (used in) provided by investing activities	(4,711)	9,463

Cash flows from financing activities:

Exercise of stock options	361	7,769
Proceeds from employee stock purchase plan	1,164	2,012
Principal payments on long term debt	(28,560)	(54,940)
Acquisition of treasury stock	(19,896)	(27,171)
Tax benefit related to exercise of non-qualified stock options	22	673

Net cash used in financing activities	(46,909)	(71,657)

Effect of exchange rate changes on cash and cash equivalents	2,508	304

Net increase (decrease) in cash and cash equivalents	25,657	(2,190)
Cash and cash equivalents, beginning of period	37,853	76,059

Cash and cash equivalents, end of period	$63,510	$73,869